Exhibit (d)(2)

AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of July 22, 2022 and is entered into by and among Raven Buyer, Inc., a Delaware corporation (“Parent”), Raven Houston Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Sharps Compliance Corp., a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger (the “Agreement”), dated as of July 12, 2022, by and among Parent, Merger Sub and the Company.  All capitalized terms that are not defined elsewhere in this Amendment shall have the respective meanings assigned thereto in the Agreement.

WHEREAS, pursuant to Section 8.4 of the Agreement, (i) the Agreement may be amended, modified, or supplemented by the parties thereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; and (ii) the Agreement may not be amended, modified, or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment thereto, signed on behalf of each of the parties thereto in interest at the time of the amendment;

WHEREAS, the Effective Time has not yet occurred and the respective Boards of Directors of Parent, Merger Sub and the Company have authorized the amendment of the Agreement as provided in this Amendment; and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Agreement as provided herein.

NOW, THEREFORE, Parent, Merger Sub and the Company hereby agree as follows:

1.          Amendment.  The Agreement is hereby amended as follows.

(a)          The first sentence of Section 1.1(a) of the Agreement is hereby deleted and replaced with the following:

“Provided that this Agreement shall not have been terminated in accordance with Article VIII and the Company shall have complied with its obligations under Section 1.3(c), as promptly as reasonably practicable, and in any event within thirteen (13) calendar days of the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer.”

(b)          The first sentence of Section 6.4(b) of the Agreement is hereby deleted and replaced with the following:

“Parent, Merger Sub, and the Company agree to make (and to cause their respective ultimate parent entities to make) any necessary filings under the HSR Act as soon as practicable and no later than thirteen (13) days after execution of this Agreement.”

2.          Miscellaneous.  Except as specifically provided for in this Amendment, all of the terms of the Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect.  All references to the Agreement in any other agreement or document shall be deemed to mean the Agreement as amended by this Amendment.  References to the date of the Agreement, as amended hereby, shall in all instances continue to refer to July 12, 2022, and references to “the date hereof” and “the date of this Agreement” shall continue to refer to July 12, 2022. The terms and provisions of Section 8.4, Section 8.5 and Article IX of the Agreement are incorporated herein by reference as if set forth herein and shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of the day and year first written above.

RAVEN BUYER, INC.

By:	/s/ Angela Klappa
Name:	Angela Klappa
Title:	Chief Executive Officer and President

RAVEN HOUSTON MERGER SUB, INC.

By:	/s/ Angela Klappa
Name:	Angela Klappa
Title:	Chief Executive Officer and President

SHARPS COMPLIANCE CORP.

By:	/s/ W. Patrick Mulloy
Name:	W. Patrick Mulloy
Title:	Chief Executive Officer and President